Exhibit 99

                Dillard's, Inc. Reports September Sales Results

     LITTLE ROCK, Ark.--(BUSINESS WIRE)--Oct. 7, 2004--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the five weeks ended October 2, 2004 were $688,838,000 compared to sales for the five weeks ended October 4, 2003 of $707,723,000. Sales declined 3% for the five-week period on both a total and comparable store basis. September sales were negatively affected by Hurricane Frances, Hurricane Ivan and Hurricane Jeanne. Excluding the effect of the hurricanes, comparable store sales for the five weeks ended October 2, 2004 were essentially flat. The underlying calculation of sales impact considered comparable days' sales for the previous year in closed stores and included sales declines experienced one day prior to closure and one day after closure.
     Sales for the 35 weeks ended October 2, 2004 were $4,767,950,000 compared to sales for the 35 weeks ended October 4, 2003 of $4,818,552,000. Total sales declined 1% for the 35-week period. Sales in comparable stores for the 35-week period declined 2%.
     During the five weeks ended October 2, 2004, sales in the Company's Western region were strongest, significantly exceeding the average sales performance in total stores. Sales in the Central region were in line with trend. Sales in the Eastern region were below trend due to the effect of the aforementioned hurricanes.
     During the five weeks ended October 2, 2004, sales of accessories, shoes, lingerie and home merchandise considerably exceeded the Company's average sales performance. Sales in the children's area were above trend. Sales in cosmetics were in line with trend. Weaker, below trend, sales were noted in the men's and women's and juniors' areas.
     Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers.
     The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

     CONTACT: Dillard's, Inc.
              Julie J. Bull, 501-376-5965